Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II of our report dated September 14, 2020, relating to the financial statements and financial highlights, which appears in John Hancock Absolute Return Opportunities Fund’s (formerly known as John Hancock Diversified Strategies Fund) Annual Report on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 27, 2021